Exhibit 11 - Statement Re: Computation of Per Share Earnings
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     Presented below is the calculation of the Registrant's primary and fully diluted earnins per share required by Item 601(b)(11) of Regulation S-K (dollars in thousands, except per share data):

                               Three Months       Nine Months
                                  Ended             Ended
                               September 30,      September 30,
                               ------------       -------------
                                  1996    1995      1996   1995
                               ------  ------     ------ ------
PRIMARY

Net income                        $3,857  $3,445    $11,103  $9,721
                                  ======  ======    =======  ======

Average common shares outstanding 7,920 7,939 7,946 7,936 Common stock equivalents - net effect of the assumed exercise of stock options
 -- based on the treasury stock method
    using average market price       401     392        388     367
                                  ------  ------    -------  ------
Average primary shares outstanding 8,321   8,331      8,334   8,303
                                  ======  ======     ======  ======

Primary earnings per share         $0.46   $0.41      $1.33   $1.17
                                  ======  ======     ======   =====


FULLY DILUTED

Net income                        $3,857  $3,445    $11,103  $9,721
                                  ======  ======    =======  ======

Average common shares outstanding 7,964 7,939 7,960 7,935 Common stock equivalents - net effect of the assumed exercise of stock options
 -- based    on the treasury stock
 method using average market price
 or year-end market price,
   whichever was higher              401     392        402     392
                                  ------  ------      -----   -----
Average fully diluted shares
                    outstanding    8,321   8,331      8,348   8,328
                                  ======  ======     ======  ======

Fully diluted earnings per share   $0.46   $0.41      $1.33   $1.17
                                  ======  ======     ======  ======


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